SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NORD PACIFIC LIMITED
Name of Registrant as Specified in its Charter

                                N/A
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Nord Pacific Limited 2727 San Pedro, NE, Suite 116 Albuquerque, NM 87110 Tel: (505) 872-2470 Fax: (505) 830-9332

January 13, 2004

Dear Shareholder,

I am pleased to enclose the press release we issued on December 22, 2003 pertaining to the proposed acquisition of Nord Pacific by Allied Gold Ltd. of Perth, Western Australia.  Your Board and management are very pleased with this transaction and believe it represents a way to restore value to you, the shareholder.

This transaction is based on Nord Pacific shareholders receiving one share of Allied Gold for each share of Nord Pacific that they own, subject to Nord Pacific shareholders who are not Canadian residents submitting a Canadian Tax Clearance Certificate to Allied Gold at the appropriate time.  Canadian residents for tax purposes need not submit the Canadian Tax Clearance Certificate, as they are obliged to report any taxable gain on the transaction in their Canadian income tax return.

We plan to provide instructions to you regarding how to obtain a Clearance Certificate from the Canadian tax authorities in the Proxy Statement package, which we expect to be sending to you in late March or the second quarter of 2004 for the proposed shareholders meeting to approve the transaction.  We expect to make this process as simple and easy as possible for you, and it will be spelled out in detail and in summary form in the Proxy Statement package.  The failure to apply for a Clearance Certificate could give rise to penalties being assessed against you by the Canadian tax authorities.

Allied Gold will be required to withhold 25% of the amount, if any, by which the value to you of the transaction exceeds the limit set out in the Clearance Certificate you obtain from the Canadian tax authorities.  Generally, the limit set out in the Clearance Certificate will reflect the tax cost of your Nord Pacific shares for Canadian tax purposes.  Should you not provide a Clearance Certificate to Allied Gold (assuming the shareholders approve the transaction), Allied Gold will only provide 75% of the value of the transaction to you in Allied Gold shares and Allied Gold is required to withhold 25% of the value of the transaction due you, and submit the withholdings to the Canadian tax authorities.  This withholding amount is calculated on the basis of Australian $0.20 per share of Allied Gold.  In the event withholding tax is withheld from your share consideration, you could still file a Canadian Tax Return to claim a refund of some or the entire amount withheld if you should not be taxable in Canada on some or all of the consideration you were to receive.

If you have any questions, please call me at 505-872-2470, or fax me at 505-830-9332.

Best regards and Happy New Year.

/s/   Mark R. Welch
President and CEO

Forward-Looking Statements.

This shareholder newsletter and accompanying press release contains forward-looking statements concerning the pending plan of arrangement, including the anticipated consideration to be issued and tax and other consequences of the transactions if they are completed as anticipated.  Forward-looking statements are not statements of historical fact, and actual events or results may differ materially from those described in the forward-looking statements, as the result of a variety of risks, uncertainties and other factors, including, without limitation, the risk that one or more parties may not perform its obligations under its agreements; that conditions to the closing of the transactions may not be satisfied; that one or more third parties may make competing acquisition proposals, commence litigation, or take other action to seek to delay or prevent closing of the plan of arrangement; that Nord Pacific's or Allied Gold's shareholders or the court may not approve the transactions; that Canadian tax authorities may take positions inconsistent with the parties expectations or that applicable tax laws or regulations may change.

Forward-looking statements are based on management's beliefs, opinions and estimates as of the date they are made, and no obligation is assumed to update forward-looking statements if these beliefs, opinions or estimates should change or to reflect other future developments.

Not an offer of securities or solicitation of a proxy.

This communication is not a solicitation of a proxy from any security holder of Allied Gold or Nord Pacific, nor is this communication an offer to purchase nor a solicitation to sell securities.  Any offer or solicitation will be made only through an information circular; proxy statement or similar document.  Investors and security holders are strongly advised to read such document regarding the proposed business combination referred to in this communication, if and when such document is filed and becomes available, because it will contain important information for them to consider with their vote.  Any such document would be filed by Nord Pacific with the U.S. Securities and Exchange Commission ("SEC") and would be available at the SEC's web site, www.sec.gov, and by Allied Gold with the Australian Stock Exchange.  Nord Pacific, its directors, executive officers and certain employees may be considered "participants in the solicitation" of proxies from Nord Pacific's shareholders in connection with the proposed business combination.  Information regarding such persons and descriptions of their interests in the proposed business combination and related transactions will be contained in the proxy statement of Nord Pacific when it is filed.

For further information, please contact:	Mark R. Welch, President and CEO
Nord Pacific Limited 505-872-2470